IN THE UNITED STATES BANKRUPTCY COURT	Exhibit 2.1
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:

STAGE STORES, INC.,	CASE NO. 0035078-H2-11
	A Delaware Corporation,
SPECIALTY RETAILERS, INC.,CASE NO. 0035079-H211
	A Texas Corporation, and
SPECIALTY RETAILERS, INC.(NV)CASE 0035080H5-11
	A Nevada Corporation,		Chapter 11

	Debtors and Debtors
In Possession. (JointlyAdministered Under
				Case No. 0035078-H2-11)





THIRD AMENDED PLAN OF REORGANIZATION
OF STAGE STORES, INC.,
SPECIALTY RETAILERS, INC. AND SPECIALTY
RETAILERS, INC. (NV),
AS MODIFIED







JENKENS & GILCHRIST,
A Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas  75202-2799
Telephone:  (214) 855-4500
Telecopy:   (214) 855-4300

Attorneys for Stage Stores, Inc., Specialty Retailers,
Inc., and Specialty Retailers, Inc. (NV)

DATED:	June 6, 2001
		Houston, Texas

TABLE OF CONTENTS
								Page

ARTICLE I.  DEFINED TERMS, RULES OF
INTERPRETATION, AND COMPUTATION OF
TIME	1
A.	Defined Terms	1
B.	Rules of Interpretation and Computation of Time	13

ARTICLE II.  CLASSES OF CLAIMS AND INTERESTS	14
A.	Classes of Claims	14

ARTICLE III.  TREATMENT OF CLAIMS AND
INTERESTS	15
A.	Unclassified Claims	15
B.	Unimpaired Classes of Claims	18
C.	Impaired Classes of Claims and Interests	19

ARTICLE IV.  MEANS FOR IMPLEMENTATION OF
THE PLAN	22
A.	Legal Entity Restructuring and Vesting of Assets in
Reorganized Debtor	22
B.	Corporate Governance, Directors and Officers,
Employment-Related Agreements and Compensation
Programs	22
C.	Exit Financing Facility, Obtaining Cash for Plan
Distributions	24
D.	Preservation of Rights of Action; Settlement
Agreements and Releases	25
E.	Continuation of Certain Employee, Retiree and
Workers' Compensation Benefits	26
F.	Cancellation and Surrender of Instruments, Securities
and Other Documentation	26
G.	Release of Liens	27
H.	Effectuating Documents; Further Transactions;
Exemption from Certain Transfer
	Taxes	27

ARTICLE V.  TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED
	LEASES	28
A.	Executory Contracts and Unexpired Leases to Be
Assumed or Assumed and Assigned	28
B.	Payments Related to the Assumption of Executory
Contracts and Unexpired Leases	29
C.	Executory Contracts and Unexpired Leases to Be
Rejected	29
D.	Bar Date for Rejection Damages	30
E.	Special Executory Contract and Unexpired Lease
Issues	30
F.	Contracts and Leases Entered Into After the Petition
Date	31

ARTICLE VI.  PROVISIONS GOVERNING
DISTRIBUTIONS	31
A.	Distributions for Claims Allowed as of the Initial
Distribution Date	31
B.	Method of Distributions to Holders of Claims	31
C.	Compensation and Reimbursement for Services
Related to Distributions	32
D.	Delivery of Distributions and Undeliverable or
Unclaimed Distributions	32
E.	Distribution Record Date	33
F.	Means of Cash Payments	33
G.	Timing and Calculation of Amounts to Be
Distributed	34
H.	Provisions Governing the Unsecured Claims Reserve	35
I.	Setoffs	35
J.	Surrender of Canceled Instruments or Securities	36

ARTICLE VII.  PROCEDURES FOR RESOLVING
DISPUTED CLAIMS	37
A.	Prosecution of Objections to Claims	37
B.	Treatment of Disputed Claims	37
C.	Distributions on Account of Disputed Claims Once
Allowed	37

ARTICLE VIII.  SUBSTANTIVE CONSOLIDATION OF
THE DEBTORS	37

ARTICLE IX.  CONDITIONS PRECEDENT TO
CONFIRMATION AND
	CONSUMMATION OF THE PLAN	38
A.	Conditions to Confirmation	38
B.	Conditions to the Effective Date	38
C.	Waiver of Conditions to the Confirmation or
Effective Date	39
D.	Effect of Nonoccurrence of Conditions to the
Effective Date	39

ARTICLE X.  CRAMDOWN	39

ARTICLE XI.  DISCHARGE, TERMINATION,
INJUNCTION AND SUBORDINATION RIGHTS	39
A.	Discharge of Claims and Termination of Interests	39
B.	Injunctions	40
C.	Termination of Subordination Rights and Settlement
of Related Claims and
	Controversies	41

ARTICLE XII.  RETENTION OF JURISDICTION	41

ARTICLE XIII.  MISCELLANEOUS PROVISIONS	43
A.	Dissolution of the Creditors' Committee	43
B.	Limitation of Liability	43
C.	Modification of the Plan	44
D.	Revocation of the Plan	44
E.	Severability of Plan Provisions	44
F.	Successors and Assigns	45
G.	Service of Documents	45


ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME

A.	Defined Terms

	As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1. "Additional Bar Date" means July 6, 2001.

2. "Administrative Claim Bar Date" means the date by which requests for Administrative Claims must be filed pursuant to Article III of the Plan.

3. "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors, such as wages, salaries, commissions for services, and payments for inventories, leased equipment and premises, real and personal ad valorem taxes for the year 2001, and the DIP Financing Claims; (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. 1911-1930;
(d) Claims for reclamation allowed in accordance with
section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; (e) all Intercompany
Claims accorded priority pursuant to section 364(c)(1) of the Bankruptcy Code; (f) to discharge any charging lien against the consideration for Classes 5C and 6A, the reasonable post-petition fees and expenses of the Indenture Trustees, including any predecessors or successors thereto, subject to Bankruptcy Court approval; (g) the post-petition fees and expenses (to the extent unpaid) of counsel and advisors to the Bank Group; and (h) Claims for substantial contribution pursuant to section 503(b)(3)(B) of the Bankruptcy Code.

4. "Aggregate Amount of . . ." means, with respect to a particular Class(es) (or subclass(es) thereof),
(a) on the Initial Distribution Date, the sum, as of the Effective Date of (1) the total amount of Claims in such Class(es) (or subclass(es) thereof) as Filed or listed in the Schedules, including contingent and unliquidated Claims which have been estimated at the Effective Date, whether or not such Claims are Allowed Claims or Disputed Claims and
(2) if applicable, the total amount of Rejection Claims which could be included in such Class(es) (or subclass(es) thereof) for all Executory Contracts and Unexpired Leases which have not been assumed prior to the Effective Date (subject to the limitations of section 502(b)(6) of the Bankruptcy Code), and (b) on a Quarterly Effective Date, (1) the Aggregate Amount of such Class(es) (or Subclass(es) thereof) on the Initial Distribution Date minus (2) the amount of Disputed Claims in such Class(es) (or Subclass(es) thereof) which have been disallowed since the Initial Distribution by means of a Final Order or a Stipulation of Amount and Nature of Claim.

5. "Allowed Claim" means:

		a.	a Claim that (i) has been listed by a
particular Debtor on its Schedules as other than disputed, contingent, or unliquidated and (ii) is not otherwise a Disputed Claim;

		b. 	a Claim (i) for which a proof of Claim
or request for payment of Administrative Claim has been Filed by the Bar Date or, if applicable, the Additional Bar
Date, or otherwise been deemed timely Filed under applicable law and (ii) that is not otherwise a Disputed
Claim; or

		c.	a Claim that is allowed:  (1) in any
Stipulation of Amount and Nature of Claim executed by the applicable Debtor or the Reorganized Debtor and Claim holder on or after the Effective Date; (ii) in any contract, instrument, or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

6. "Allowed . . . Claim" means an Allowed
Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

7. "Assumption Deadline" means (a) with
respect to an Executory Contract, the Confirmation Date and
(b) with respect to an Unexpired Lease, the first business day which is one hundred eighty days after the Effective Date.

8. "Ballot" means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

9. "Bank Group" means the lenders and
participants under and in the Prepetition 1997 Credit Facility and/or the Prepetition 2000 Credit Facility and any successors or assigns.

10. "Bank Group Claim" means Claims under the Prepetition 1997 Credit Facility and/or the Prepetition
2000 Credit Facility.

11. "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. 101-1330, as now in effect or hereafter amended.

12. "Bankruptcy Court" means the United
States Bankruptcy Court for the Southern District of Texas,
Houston Division, or such other court having jurisdiction over the Reorganization Cases, and, to the extent of any reference made pursuant to 28 U.S.C. 157, the bankruptcy unit of such District Court.

13. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

14. "Bar Date" means October 9, 2000, the date by which a proof of Claim must have been Filed.

15. "Board of Directors Designation" means the designation of the members of the post-Effective Date Board of Directors Filed by the Debtors and the Creditors'
Committee on or before ten days prior to the commencement of the Confirmation Hearing.

16. "Business Day" means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

17. "Cash Management Order" means the Final
Order Pursuant to 11 U.S.C. 363, 1107(A) and 1108(A)
Authorizing (I) Maintenance of Existing Bank Accounts and
Cash Management System and (II) Continued Use of
Business Forms, entered by the Bankruptcy Court on or about June 30, 2000.

18. "Cash-Share Option" means the option of holders of Class 5B Claims to make an election on the Class
5 Ballot to receive cash and shares of New Common Stock in full satisfaction of their Allowed Claims.

19. "Claim" means a "claim," as defined in
section 101(5) of the Bankruptcy Code, against any Debtor.

20. "Claims Objection Bar Date" means, for all
Claims other than Rejections Claims, thirty (30) days after the Effective Date, and for Rejections Claims, the later of
(a) 180 days after the Effective Date; and (b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final
Order for objecting to such Claim.

21. "Class" means a class of Claims or Interests, as described in Article II of the Plan.

22. "Class 5B Cash Percentage" means the lesser of (a) .0625 or (b) 3,273,018 divided by the total amount of Allowed Class 5B Claims of holders who elect the Cash-Share Option.

23. 	"Class 5B Cash Payment" means up to
$3,273,018 in cash to be paid by the Reorganized Debtor to holders of Class 5B Claims which elect the Cash-Share
Option.

24. 	"Class 5B Repurchase Percentage" means
the Class 5B Cash Percentage divided by .75.

25. "Class 6 Share Allocation" means (a) prior to the final Quarterly Distribution Date, 17,022,857 shares of New Common Stock multiplied by the ratio of the total amount of Allowed Claims in Class 6 to the Aggregate
Amount of Classes 5 and 6, as of such date and (b) on the final Quarterly Distribution Date, 17,022,857 shares of New Common Stock multiplied by the ratio of the total amount of Allowed Claims in Class 6 to the total amount of Allowed Claims in Classes 5 and 6.

26. "Confirmation" means the entry of the Confirmation Order on the docket by the Clerk of the Bankruptcy Court.

27. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

28. "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

29. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

30. "Creditors' Committee" means the Official
Committee of Unsecured Creditors of the Debtors appointed by the United States Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code on or about
June 8, 2000.

31. "Cure Amount Claim" means a Claim based upon a Debtor's defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy
Code.

32. "Debtors" means, collectively, Stage, SRI, and SRINV, the debtors and debtors in possession in these Reorganization Cases.

33. "DIP Credit Agreement" means,
collectively:  (a) that certain $450,000,000 Debtor-In-
Possession Credit Agreement Dated as of June 2, 2000
Among Specialty Retailers, Inc., as Borrower; Stage Stores,
Inc., as Parent Guarantor; the Initial Lenders, Initial Issuing
Bank, and Swing Line Bank Named Therein; Citicorp USA,
Inc., as Collateral Agent; and Citicorp USA, Inc., as
Administrative Agent, as it may be subsequently amended and modified; (b) all amendments thereto and extensions thereof, and (c) all security agreements and instruments related to the documents identified in (a) and (b).

34. "DIP Financing Claim" means a Claim
arising under or pursuant to (i) the DIP Credit Agreement, or
(ii) the DIP Order.

35. "DIP Lenders" means, collectively:
(a) those entities identified as "Lenders" in the DIP Credit
Agreement and their respective successors and assigns and
(b) Citicorp USA, Inc. (as agent bank).

36. "DIP Order" means the Final Order
(1) Authorizing Post-Petition Secured Superpriority Financing Pursuant to Bankruptcy Code Sections 105(a),
362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d),
(II) Authorizing the Debtors Use of Cash Collateral Pursuant to Bankruptcy Code Section 363(c), (III) Granting Adequate Protection Pursuant to Sections 363 and 364 of the Bankruptcy Code, (IV) Authorizing the Debtors to Enter into, and Approving, the Receivables Program Termination Agreement, and (V) Authorizing the Debtors to Enter Into
New Receivables Purchase and Pledge Transactions entered by the Bankruptcy Clerk on June 27, 2000.

37. "Disbursing Agent" means the Reorganized
Debtor, in its capacity as a Disbursing Agent pursuant to the terms of this Plan, or any Third Party Disbursing Agent.

38. "Disclosure Statement" means the
disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

39. "Disputed Claim" means:

		a.	if no proof of Claim has been Filed by
the Bar Date or the Additional Bar Date or has otherwise been deemed timely Filed pursuant to an order of the Bankruptcy Court or under applicable law: (i) a Claim that is listed on a Debtor's Schedules as other than disputed, contingent, or unliquidated, but as to which the applicable Debtor, the Reorganized Debtor, or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order, but in the case of a Disputed Claim, only to the extent disputed; and (ii) a Claim that is listed on a Debtor's Schedules as disputed, contingent, or unliquidated, but in the case of a Disputed Claim, only to the extent disputed; or

		b.	if a proof of Claim or request for
payment of an Administrative Claim has been Filed by the Administrative Claim Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor's Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor's Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor's Schedules as disputed, contingent or unliquidated; (iv) a Claim for which an objection has been Filed by the applicable Debtor, Reorganized Debtor, or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; and (v) with respect to a Claim in 39.b.(ii)-(iv), if a Disputed Claim, only to the extent disputed.

40. "Distribution Record Date" means fifteen days (15) after the Bankruptcy Court enters an order approving the Disclosure Statement.

41. "Effective Date" means a Business Day, as determined by the Debtors, as soon as reasonably practicable after all conditions to the Effective Date in the Plan have been met or waived pursuant to Section IX.C of the Plan.

42. "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended.

43. "Estate" means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

44. "Exchange Act" means the Securities
Exchange Act of 1934, 15 U.S.C. 78a-78jj, as now in effect or hereafter amended.

45. "Executory Contract" means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy
Code which is not an Unexpired Lease.

46. "Exit Financing Facility" means a senior secured revolving credit facility up to the amount of $125,000,000, and a receivables purchase program up to the amount of $225,000,000 that will be entered into by the Debtors, and the Exit Financing Facility Agent Bank on the
Effective Date.

47. "Exit Financing Facility Agent Bank" means the agent bank under the Exit Financing Facility.

48. "Fashion Bar Notes" means those certain FB
Holding, Inc. 7% Subordinated Notes Dated June 9, 1992.

49. "Fee Claim" means a Claim under sections
330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Reorganization Cases.

50. "Fee Claim Bar Date" means the date by which requests for payment of Professional fees be Filed pursuant to Article III of the Plan.

51. "Fee Procedure Order" means the Order
Authorizing Debtors to Establish Procedures for Interim
Compensation and Reimbursement of Expenses of Professionals and Committee Members, entered by the Bankruptcy Court on or about July 11, 2000.

52. "File," "Filed" or "Filing" means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

53. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument, or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order.

54. "Granite" means Granite National Bank.

55. "Indenture Trustee of ." means an
indenture trustee for either the Senior Subordinated Notes, the Senior Notes, the Subordination Debentures, or the Junior Subordinated Debentures, or any successors thereto.

56. "Intercompany Claim" means any Claim by one Debtor against another Debtor or between the Reorganized Debtor and the Reorganized Debtor
Subsidiaries.

57. "Initial Distribution Date" means as soon as practicable following the Effective Date but not later than thirty (30) days after the Effective Date.

58. "Interest" means the rights of the holders of Old Common Stock of any Debtor and the rights of an entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; and (c) stock options and warrants, including the Amended and Restated 1996 Equity Incentive Plan.

59. "Junior Subordinated Debentures" means the U.S. Bank Trust, N.A. 7% Junior Subordinated
Debentures Dated December 1, 1988 Due 2003.

60. "Master Trust" means the SRI Receivables
Master Trust.

61. "National Securities Exchange" means any exchange registered pursuant to section 6(a) of the Exchange
Act, including the National Association of Securities Dealers
Automated Quotation System.

62. "New Common Stock" means the shares of common stock, par value $.01 per share, of the Reorganized
Debtor, authorized pursuant to the certificate of incorporation of the Reorganized Debtor.

63. "Notes" means the Senior Notes and the Senior Subordinated Notes.

64. "Old Common Stock of ..." means, when used with reference to a particular Debtor or Debtors, the common stock, membership interests, or partnership interests issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

65. "Ordinary Course Professional" means a
Professional employed by the Debtors pursuant to the Ordinary Course Professional Order.

66. "Ordinary Course Professional Order" means the Order Authorizing Compensation of Professionals used in the Ordinary Course of Business entered by the Bankruptcy Court.

67. "PBGC" means the Pension Benefit
Guaranty Corporation.

68. "Petition Date" means June 1, 2000.

69. "Plan" means this Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty
Retailers, Inc. (NV), to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.

70. "Prepetition 1997 Credit Facility" means, collectively: (a) that certain Credit Agreement Among Specialty Retailers, Inc., as Borrower, Stage Stores, Inc. and Specialty Retailers, Inc. (NV), as Guarantors, the Banks
Named Therein and Credit Suisse First Boston, as Administrative Agent, Collateral Agent, Swingline Bank, and L/C Bank, dated as of June 17, 1997 in the original principal amount of $200,000,000, as it may have been subsequently amended and modified and (b) all amendments thereto and extensions thereof, and all related security agreements and instruments related to the foregoing documents.

71. "Prepetition 2000 Credit Facility" means
(a) that certain Credit Agreement Among Specialty Retailers, Inc., as Borrower, Stage Stores, Inc. and Specialty Retailers, Inc. (NV), as Guarantors, the Banks Named Therein and
Credit Suisse First Boston, as Administrative Agent and Collateral Agent, dated as of March 6, 2000 in the original principal amount of $35,000,000, as it may have been subsequently amended and modified and (b) all amendments thereto and extensions thereof, and all related security agreements and instruments related to the foregoing documents.

72. "Prepetition Senior Notes Indenture" means the Indenture, dated as of June 17, 1997 with SRI as Issuer, Stage and SRINV as Guarantors on $200,000,000 of
8% Senior Notes due 2005, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

73. "Prepetition Senior Subordinated Notes
Indenture" means the Indenture, dated as of June 17, 1997, with SRI as Issuer and Stage and SRINV as Guarantors, on $100,000,000 of 9% Senior Subordinated Notes due 2007, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

74. "Priority Claim" means a Claim that is entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code and is not an Administrative Claim or a Priority Tax Claim.

75. "Priority Tax Claim" means a Tax Claim that is entitled to priority in payment pursuant to section
507(a)(8) of the Bankruptcy Code.

76. "Professional" means any Professional employed in the Reorganization Cases pursuant to sections
327 or 1103 of the Bankruptcy Code or any Professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

77. "Quarterly Distribution Date" means the last Business Day of the month following the end of the period three months after the Initial Distribution Date, and thereafter until all distributions required by the Plan have been made.

78. "Receivables Facility" means that certain private label credit card receivable purchasing facility created in 1993 and refinanced in 1999.

79. "Recovery Actions" means, collectively and individually: (a) preference actions, fraudulent conveyance actions, rights of setoff, and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the
Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law; (b) claims or causes of action arising out of illegal dividends or similar theories of liability; (c) claims or causes of action based on piercing the corporate veil, alter ego liability, or similar legal or equitable theories of recovery arising out of the ownership or operation of the Debtors; (d) claims or causes of action based on unjust enrichment; (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance, or, to the extent they are claims or causes of action of any of the Debtors, fraud; and (f) claims or causes of action relating to the provision of retiree medical benefits and the provision of director and officer liability insurance or indemnification.

80. "Reinstated" or "Reinstatement" means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor's sole discretion, in accordance with one of the following:

		a.	The legal, equitable, and contractual
rights to which such Claim or Interest entitles the holder will be unaltered; or

		b.	Notwithstanding any contractual
provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

			i. 	any such default that occurred
before or after the commencement of the applicable
Reorganization Case, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, will be cured;

			ii.	the maturity of such Claim or
Interest as such maturity existed before such default will be reinstated;

			iii.	the holder of such Claim or
Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

			iv.	the legal, equitable, or
contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

81. "Rejection Claims" means Claims arising from the rejection of an executory contract or lease of personal property or real property by a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary
Entity.

82. "Reorganization Case(s)" means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and
(b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

83. "Reorganized Debtor" means SRINV, after the merger of Stage into SRINV, with the surviving entity renamed as Stage Stores, Inc.

84. "Reorganized Debtor Subsidiary Entities" means the entities which shall be continued or created as of the Effective Date as subsidiaries of the Reorganized Debtor, including SRI.

85. "Repurchased Shares" means, with respect to a holder of an Allowed Class 5B Claim that elects the Cash-Share Option, the number of shares of New Common
Stock equal to the Repurchased Share Value divided by 15.

86. "Repurchased Share Value" means the
product of (a) an Allowed Class 5B Claim multiplied by
(b) the Class 5B Repurchase Percentage.

87. "Reserved Shares" means 17,022,857 shares of New Common Stock to be placed in the Unsecured
Claims Reserve for distribution to holders of Allowed
Claims in Class 5.

88. "Restructuring Transactions" means the transactions contemplated in Article IV of the Plan.

89. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy
Code and the Official Bankruptcy Forms as the same may have been or may be amended, modified, or supplemented prior to the Effective Date.

90. "Secured Claim" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506 and, if applicable, 1129(b) of the Bankruptcy Code.

91. "Securities Act" means the Securities Act of
1933, 15 U.S.C.  77a-77aa, as now in effect.

92. "Senior Notes" means the Wells Fargo, N.A.
8 1/2 % Senior Notes in the original principal amount of $200,000,000 Dated June 17, 1997 Due 2005 pursuant to the
Prepetition Senior Notes Indenture.

93. "Senior Subordinated Notes" means the
State Street Bank & Trust 9% Senior Subordinated Notes in the original principal amount of $100,000,000 Dated June
17, 1997 Due 2007 pursuant to the Senior Subordinated
Notes Indenture.

94. "Senior Subordinated 11% Notes" means the $100 million 11% Series A Senior Subordinated Notes
Dated August 2, 1993 Due 2003.

95. "SRI" means Specialty Retailers, Inc., a
Texas corporation, and Debtor in these Reorganization
Cases.

96. "SRINV" means Specialty Retailers, Inc.
(NV), a Nevada corporation, and Debtor in these Reorganization Cases.

97. "SRIPC" means the special purpose entity wholly owned by SRI.

98. "Stage" means Stage Stores, Inc., a Delaware corporation, and Debtor in these Reorganization Cases.

99. "Stipulation of Amount and Nature of
Claim" means a stipulation or other agreement between the applicable Debtor or the Reorganized Debtor or a Reorganized Debtor Subsidiary Entity and a holder of a Claim or Interest, or an agreed order of the Bankruptcy
Court, establishing the amount and nature of a Claim or Interest.

100. "Subordinated Debentures" means,
collectively, (i) the 3 Bealls Holding Corporation Increasing
Rate Subordinated Debentures Dated December 1, 1988,
Due 2002 and (ii) the Series B Debentures dated April 15,
1989 Due 2002, for which Bankers Trust Company is the trustee.

101. "Subordination Provisions" means,
collectively, the various provisions in the indentures and other debt instruments by which payment of certain obligations are subordinated to the payment of other obligations.

102. "Substantial Consummation" shall occur once the Restructuring Transactions are concluded, appropriate regulatory approval is obtained, the Exit
Financing Facility is documented and proceeds therefrom are distributed to the Reorganized Debtor and/or the Reorganized Debtor Subsidiary Entities.

103. "Tax" means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental, or other tax, assessment, or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local, or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

104. "Third Party Disbursing Agent" means an entity designated by a Reorganized Debtor to act as a Disbursing Agent pursuant to Section VI.B of the Plan.

105. "Tort Claim" means any Claim that has not been settled, compromised, or otherwise resolved that
(a) arises out of allegations of personal injury, wrongful death, property damage, products liability, or similar legal theories of recovery; or (b) arises under any federal, state, or local statute, rule, regulation, or ordinance governing, regulating or relating to health, safety, hazardous substances, or the environment.

106. "Trade Claim" means any Unsecured Claim arising from or with respect to the sale of goods or rendition of services prior to the Petition Date in the ordinary course of the applicable Debtor's business, including any Claim of an employee that is not a Priority Claim.

107. "Unexpired Lease" means, collectively, any unexpired lease or agreement relating to a Debtor's interest in real property and any unexpired lease or agreement granting rights or interests related to or appurtenant to the applicable real property, including all easements; licenses; permits; rights; privileges; immunities; options; rights of first refusal; powers; uses; usufructs; reciprocal easement or operating agreements; vault, tunnel, or bridge agreements or franchises; development rights; and any other interests in real estate or rights in rem, related to the applicable real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

108. "Unsecured Bank Group Claim" means, as of the Effective Date, the Allowed Unsecured Claim of the Bank Group in the approximate amount of $141,423,665.88, plus the interest, expenses and fees owed under the Prepetition 1997 Credit Facility as of May 31, 2000;
provided however, if any outstanding, undrawn letter of credit under the Prepetition 1997 Credit Facility is drawn on or after May 16, 2001, the amount of the Unsecured Bank
Group Claim shall increase by the amount of such draw(s).

109. "Unsecured Claim" means any Claim that is not an Administrative Claim, Cure Amount Claim, Priority
Claim, Priority Tax Claim, Secured Claim, or Intercompany
Claim.

110. "Unsecured Claims Reserve" means the escrow for Reserved Shares established for Allowed Claims in Class 5, which will not constitute property of the Reorganized Debtor or any of the Reorganized Debtor
Subsidiaries.

111. "Voting Deadline" means the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

112. "Warrant Rights" means the rights to purchase shares of New Common Stock in an aggregate amount equal to 2.5% of the total shares of New Common
Stock issued on the Effective Date and after giving effect to the exercise of this Warrant A (or, if 20 million shares are issued at the Effective Date, then the warrant shares on this Warrant A would equal 512,821) at a price calculated using an equity value of $300,000,000 ($15 per share) (the
"Warrant A") and the right to purchase shares of New
Common Stock in an aggregate amount equal to 5% of the sum of (x) total shares of New Common Stock issued on the Effective Date, (y) the Warrant A shares, and (z) the effect of the exercise of this Warrant B (or, if 20 million shares are issued at the Effective Date, then the warrant shares on this Warrant B would equal 1,079,622) at a price calculated using an equity value of $400,000,000 ($20 per share) (the
"Warrant B").

113. "Weld Litigation" means that certain securities class action filed against Stage and others on March 30, 1999, pending in the U.S. District Court for the
Southern District of Texas, Houston Division.

114. "Workers' Compensation Order" means the Order Authorizing Debtors to (i) Pay Prepetition
Obligations Under Workers Compensation Insurance and
General Liability Insurance Policies, (ii) to Continue to
Administer These Policies, and (iii) to Continue to Pay
Claims to the Extent They Become Due and Payable, entered by the Bankruptcy Court on or about June 5, 2000.

B.	Rules of Interpretation and Computation of Time

	1.	Rules of Interpretation

		For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural;
(b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan;
(g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

	2.	Computation of Time

		In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule
9006(a) will apply.


ARTICLE II.

CLASSES OF CLAIMS AND INTERESTS

	All Claims and Interests, except Administrative
Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax
Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes.
A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.	Classes of Claims

1.	Class 1 (Unsecured Non-Tax Priority
Claims): Unsecured Non-Tax Priority Claims that are entitled to priority under section 507(a)(3), 507(a)(4), and 507(a)(6) of the Bankruptcy Code.

	2.	Class 2 (Convenience Claims):  Unsecured
Claims which would otherwise be classified in Class 5 and that are (a) equal to or less than $2,500 or (b) reduced to $2,500 pursuant to the election by the holder of such Claim on the Class 5 Ballot.

	3.	Class 3 (Secured Bank Group Claim):  The
Secured Bank Group Claim.

	4.	Class 4 (Other Secured Claims): Secured
Claims other than the Class 3 Secured Bank Group Claim.

5. Class 5 (Unsecured Claims):  Unsecured
Claims which are not otherwise classified in the Plan.  Class
5 includes the following subclasses:

A.	Unsecured Bank Group Claim;
B.	Unsecured Claims, including
Trade, Claims, Tort Claims
and Rejection Claims; and
C.	Senior Notes Claims.

	6.	Class 6 (Subordinated Claims):  Unsecured
Claims which are subordinated as a matter of law, contract or court order. Class 6 includes the following subclasses:

A.	Senior Subordinated Notes
Claims;
B.	Senior Subordinated 11%
Notes Claims;
C.	Subordinated Debentures
Claims;
D.	Junior Subordinated
Debentures Claims; and
E.	Fashion Bar Notes.

	7.	Class 7 (Intercompany Claims):  Claims of
one Debtor against another Debtor.

	8.	Class 8 (Old Common Stock of Stage):
Interests in Stage, and any Allowed Claims arising out of the Weld Litigation.

	9.	Class 9 (Old Common Stock of SRI):
Interests in SRI.

	10.	Class 10 (Old Common Stock of SRINV):
Interests in SRINV.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

		1.	Payment of Administrative Claims

			a.	Administrative Claims in
General

			Except as specified in this Section
III.A.1, and subject to all applicable bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or the Reorganized Debtor, each holder of an Allowed
Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (i) on the Effective Date or
(ii) if the Administrative Claim is not allowed as of the Effective Date, thirty days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by a Debtor, the Reorganized Debtor or a Reorganized
Debtor Subsidiary Entity and the holder of the Administrative Claim.

			b.	Statutory Fees

			On or before the Effective Date,
Administrative Claims for fees due and payable pursuant to 28 U.S.C. 1930, will be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. 1930 will be paid by the Reorganized Debtor in accordance therewith until the Reorganization Cases are closed pursuant to a final decree, dismissed or converted by entry of an order by the Bankruptcy Court. Until entry of such an order, the Reorganized Debtor and the Reorganized Debtor Subsidiary Entities shall file with the Bankruptcy Court and serve upon the United States Trustee a financial report for each quarter, or portion thereof. As of the Effective Date, the Stage Reorganization Case will be deemed closed, and no further fees pursuant to 28 U.S.C.
 1930 shall accrue after that date.

			c.	Ordinary Course Liabilities

			Administrative Claims based on
liabilities incurred by a Debtor in the ordinary course of its business will be paid by the applicable Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims.

			d.	DIP Financing Claims

			All DIP Financing Claims outstanding
as of the Effective Date shall be Allowed Administrative Claims as provided in the DIP Order and shall be paid (i) in full on the Effective Date in cash, or (ii) in a manner or on such other terms as may be otherwise permitted pursuant to the terms of the DIP Credit Agreement and the DIP Order and mutually agreed upon among the DIP Lenders and the Debtors; provided that, as set forth in the DIP Order, the protections afforded to the DIP Lenders thereunder and under the DIP Credit Agreement shall survive the Effective Date until the date on which all Obligations (as defined in the DIP Credit Agreement) have been paid in full, and any DIP Financing Claims that do not arise until subsequent to the Effective Date shall be Allowed Administrative Claims and shall be paid in full in cash by the Reorganized Debtor as soon as practicable after such Claims become Allowed Administrative Claims.

			e.	Bar Dates for Administrative
Claims

				i.	General Bar Date
Provisions

			Unless Filed prior to the entry of the
Confirmation Order, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtor, pursuant to the procedures specified in the Confirmation
Order and the notice of entry of the Confirmation Order, no later than ninety days after the Effective Date (the "Administrative Claim Bar Date"). Holders of
Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the Administrative Claim Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtor or its respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served by the Reorganized Debtor forty-five days after the Filing of the applicable request for payment of Administrative Claims.

				ii.	Bar Dates for Certain
Administrative Claims

					A.	Professional
Compensation

			Professionals or other entities
asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized
Debtor and such other entities who are designated by the Bankruptcy Rules or the Confirmation Order an application for final allowance of such Fee Claim no later than ninety days after the Effective Date (the Fee Claim Bar Date); provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee
Claim must be Filed and served on the Reorganized Debtor and the requesting party forty-five days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy
Court, including the Fee Procedure Order, regarding the payment of Fee Claims.

					B.	Ordinary
Course Liabilities

			Holders of Administrative Claims
based on liabilities incurred by a Debtor in the ordinary course of its business, including Claims for ad valorem property taxes for 2001, will not be required to File or serve any request for payment of such Administrative Claims.
Such Administrative Claims will be satisfied pursuant to
Section III.A.1.a.

					C.	Claims Under
the DIP Credit Agreement

			Holders of the DIP Financing Claims
will not be required to File or serve any request for payment of such Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.d.

	2.	Payment of Priority Tax Claims

		a.	Priority Tax Claims

		Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or the Reorganized Debtor or a Reorganized Debtor Subsidiary
Entity, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Priority Tax Claim. Payments will be made in equal annual installments of principal, plus simple interest accruing from the Effective Date at 6% per annum on the unpaid portion of each Allowed Priority Tax
Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax
Claims with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority
Tax Claims). Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor, the Reorganized Debtor, or a Reorganized Debtor Subsidiary
Entity, the first payment on account of such Priority Tax
Claim will be payable on the Initial Distribution Date or, if the Priority Tax Claim is not allowed as of the Initial Distribution Date, the first Quarterly Distribution Date after the date on which (i) an order allowing such Priority Tax
Claim becomes a Final Order or (ii) a Stipulation of Amount and Nature of Claim is executed by the Reorganized Debtor and the holder of the Priority Tax Claim; provided, however, that the Reorganized Debtor or a Reorganized Debtor
Subsidiary Entity will have the right to pay any Allowed
Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty.

		b.	Other Provisions Concerning
Treatment of Priority Tax Claims

		Notwithstanding the provisions of Section
III.A.2.a, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty (i) will be subject to treatment in Class 5 and (ii) the holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from any Reorganized Debtor or its property.

B.	Unimpaired Classes of Claims

	Classes 1 and 4 are unimpaired under the Plan and therefore holders of Claims in Classes 1 and 4 are not entitled to vote.

	Class 1:  (Unsecured Non-Tax Priority Claims).
Except to the extent that a holder of an Allowed Unsecured Non-Tax Priority Claim has been paid prior to the Effective Date, or agrees to a different treatment, each holder of an Allowed Unsecured Non-Tax Priority Claim shall receive cash in an amount equal to such Allowed Unsecured Non-
Tax Priority Claim on the later of (a) the Effective Date and
(b) the date the Claim becomes an Allowed Non-Tax Priority Claim, or as soon thereafter as practicable.

	Class 4: (Other Secured Claims). Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtor, or Reorganized Debtor Subsidiary
Entity, (i) each Allowed Other Secured Claim shall be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitled the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other
Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed
Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Allowed Other Secured
Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Initial Distribution Date and the date such Allowed Other Secured Claim becomes an Allowed Other
Secured Claim, or as soon thereafter as is practicable.

C.	Impaired Classes of Claims and Interests

	All Classes of Claims and Interests except Classes 1 and 4 are impaired under the Plan.

	Class 2: (Convenience Claims). Class 2 is impaired by the Plan. Each holder of an Allowed Class 2 Claim is entitled to vote to accept or reject the Plan.

On the Initial Distribution Date, each holder of an Allowed Class 2 Claim shall receive, from a cash fund of $1,000,000, in full and complete satisfaction of such Allowed Claim, an amount equal to .30 multiplied by the amount of the lesser of such Allowed Class 2 Claim or $2,500; provided however, to the extent the $1,000,000 fund is inadequate to pay .30 multiplied by the amount of each Class 2 Claim (inclusive of Claims greater than $2,500 that have opted for Class 2 treatment), Class 2 Claims shall be paid in the following priority: (i) all Claims equal to or less than $2,500 shall be paid .30 multiplied by the amount of such Claim; (ii) all Claims greater than $2,500 shall be eligible for Class 2 treatment on the basis of the ascending amount of such Claims until the $1,000,000 fund is exhausted; and (iii) Claims greater than $2,500 opting for Class 2 treatment but not paid as a Class 2 Convenience
Claim under (ii) above shall be treated as a Class 5B Claim.

	Class 3: (Secured Bank Group Claim). Class 3 is impaired by the Plan. Each holder of an Allowed Class 3
Claim is entitled to vote to accept or reject the Plan.

	As of the Effective Date, the Bank Group shall be deemed to have an Allowed Secured Claim under the Prepetition 1997 Credit Facility in the amount of fifty million dollars ($50,000,000). On the Effective Date, the Bank Group shall receive 14.29% of the New Common
Stock to be issued to creditors under the Plan, which is approximately 2,857,143 shares of New Common Stock
(assuming 20,000,000 shares of New Common Stock are issued) plus a cash payment in the amount of twelve million five hundred thousand dollars ($12,500,000) in full satisfaction of such Allowed Secured Claim.

	In addition, as of the Effective Date, the Bank Group shall be deemed to have an Allowed Secured Claim under the Prepetition 2000 Credit Facility in the amount of $30,044,654. On the Effective Date, such Allowed Secured
Claim shall be deemed fully paid pursuant to the payments made by the Debtors to the Bank Group under the DIP
Order.  The balance of the Bank Group Claim, the
Unsecured Bank Group Claim, is classified and paid pursuant to Class 5.

	All liens and security interests held by the Bank Group on both pre-petition and post-petition assets shall be deemed released as of the Effective Date. These payments to the Bank Group constitute a compromise and settlement pursuant to Bankruptcy Rule 9019 of any cause of action or Recovery Actions relating to the Bank Group Claim.

	Class 5: (Unsecured Claims). Class 5 is impaired by the Plan. Each holder of an Allowed Class 5 Claim is entitled to vote to accept or reject the Plan.

	(i)	Generally.  On the Initial Distribution Date,
each holder of an Allowed Class 5 Claim shall receive from the Unsecured Claims Reserve a percentage of the Reserved Shares equal to the amount of its Allowed Claim divided by the Aggregate Amount of Classes 5 and 6. In addition, on the Initial Distribution Date, to give effect to the Subordination Provisions that exist among holders of Class
5A Claims, holders of Class 5C Claims and holders of Class
6 Claims, each holder of an Allowed Class 5A Claim or an Allowed Class 5C Claim shall receive from the Unsecured Claims Reserve a percentage of the Class 6 Share Allocation equal to the amount of its Allowed Claim divided by the Aggregate Amount of Classes 5A and 5C.

	On each Quarterly Distribution Date, each holder of an Allowed Class 5 Claim shall receive from the Unsecured Claims Reserve additional shares of the Reserved Shares such that the total percentage of the distributed Reserved Shares which it has received by such Quarterly Distribution Date equals the percentage of the distributed Reserved
Shares which it received on the Initial Distribution Date, or the first Quarterly Distribution Date after its Claim became an Allowed Claim. In addition, on each Quarterly Distribution Date, to give effect to the Subordination Provisions that exist among holders of Class 5A Claims, holders of Class 5C Claims and holders of Class 6 Claims, each holder of an Allowed Class 5A Claim or an Allowed
Class 5C Claim shall receive from the Unsecured Claims Reserve additional shares of the Class 6 Share Allocation such that the total percentage of the distributed Class 6 Allocation which it has received by such Quarterly Distribution Date equals the percentage of the distributed Class 6 Share Allocation which it received on the Initial Distribution Date, or the first Quarterly Distribution Date after its Claim became an Allowed Claim.

	(ii)	The Cash-Share Option.  Each holder of an
Allowed Class 5B Claim that affirmatively elects the Cash-
Share Option shall receive, in full satisfaction of its Claim:

		(A)	cash equal to the amount of its
Allowed Class 5B Claim multiplied by the Class 5B Percentage, no more than half of such payments to be paid on the Initial Distribution Date, or if such Claim is not an Allowed Class 5B Claim on the Initial Distribution Date, on the first Quarterly Distribution Date after such Claim becomes an Allowed Class 5B Claim, with the remainder of such payments to be paid on January 31, 2002 or, if such Claim is not an Allowed Class 5B Claim on that date, the first Quarterly Distribution Date after such Claim becomes an Allowed Class 5B Claim; and

		(B)	shares of New Common Stock equal
to (i) the number of shares of New Common Stock which such holder of an Allowed Class 5B Claim would have otherwise received had it not elected the Cash-Share Option minus (ii) the Repurchased Shares, such shares to be distributed on the Initial Distribution Date, or if such Claim is not an Allowed Claim on the Initial Distribution Date, on the first Quarterly Distribution Date after such Claim becomes an Allowed Class 5B Claim. Upon the date of such distributions, the Repurchased Shares will be retired.

	Any amount of the Class 5B Payment not distributed shall be retained by the Reorganized Debtor and shall be property of the Reorganized Debtor, free and clear of all liens and encumbrances.

	Class 6: (Subordinated Claims). Class 6 is impaired by the Plan. Each holder of an Allowed Subordinated Claim is entitled to vote to accept or reject the Plan.

	On the Effective Date, to give effect to the Subordination Provisions that exist among holders of Class 6 Claims, holders of Allowed Class 6A Claims and 6B Claims, to the extent the Class 6B Claims are determined to be pari passu with Class 6A Claims, shall receive all of the Warrant Rights. The percentage of shares of New Common Stock which each holder of an Allowed Class 6A and/or 6B Claim may be entitled to receive through the Warrant Rights shall equal the amount of its Allowed Claim divided by the aggregate amount of all Claims in Class 6A and/or 6B as of the Effective Date.

	Class 7: (Intercompany Claim). Class 7 is impaired by the Plan. Each holder of an Intercompany Claim is conclusively presumed to have rejected the Plan as a holder of an Intercompany Claim and is not entitled to vote to accept or reject the Plan.

	Except to the extent required to effectuate the Restructuring Transactions, the holders of Intercompany
Claims shall not receive any distributions on account of such Claims.

	Class 8: (Old Common Stock of Stage). Class 8 is impaired by the Plan. Each holder of an Interest in Stage is conclusively presumed to have rejected the Plan as a holder of an Interest in Stage and is not entitled to vote to accept or reject the Plan.

	Except to the extent necessary to effectuate the Restructuring Transactions, holders of Allowed Interests in Class 8 shall receive no distributions under the Plan. All Interests shall be canceled as of the Effective Date and the Old Common Stock of Stage shall be cancelled as of the Effective Date.

	Class 9: (Old Common Stock of SRI). This Class is impaired by the Plan. Each holder of an Interest in SRI is conclusively presumed to have rejected the Plan as a holder of an Interest in SRI and is not entitled to vote to accept or reject the Plan.

	Except to the extent necessary to effectuate the Restructuring Transactions, holders of Old Common Stock of SRI shall receive no distributions under the Plan.

	Class 10: (Old Common Stock of SRINV). Class 10 is impaired by the Plan. Each holder of an Interest in SRINV is conclusively presumed to have rejected the Plan as a holder of an Interest in SRINV and is not entitled to vote to accept or reject the Plan.

	Except to the extent necessary to effectuate the Restructuring Transactions, the Old Common Stock of
SRINV shall be cancelled as of the Effective Date and shall receive no distribution under the Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Legal Entity Restructuring and Vesting of Assets
in Reorganized Debtor and Within Reorganized
Debtor's Subsidiary Entities

	SRINV will, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. On the Effective Date, Stage will be merged into SRINV. SRINV, the surviving reorganized parent entity, will be renamed as "Stage Stores, Inc". SRI will continue to exist after the Effective Date as a Reorganized Debtor Subsidiary Entity. Between the Confirmation Date and the Effective Date, the Stage-SRINV merger, and the remaining Restructuring Transactions will be completed and implemented. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or the Reorganized Debtor under the Plan, will vest in the Reorganized Debtor or Reorganized Debtor Subsidiary Entities, free and clear of all Claims, liens, charges, other encumbrances, and Interests. On and after the Effective Date, the Reorganized Debtor and Reorganized
Debtor Subsidiary Entities may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. The Reorganized Debtor will use its reasonable best efforts to list the New Common Stock on NASDAQ. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

B.	Corporate Governance, Directors and Officers,
Employment-Related Agreements and
Compensation Programs

	1.	Certificates of Incorporation and By-Laws

The certificate of incorporation and bylaws of the Reorganized Debtor, among other things, will: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code and
(ii) effective immediately after the cancellation of the Old Common Stock of Stage and SRINV as set forth in Sections III.C and IV.F, authorize the issuance of New Common
Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan and authorize the issuance of preferred stock. After the Effective Date, the Reorganized Debtor and the Reorganized Debtor Subsidiary Entities may amend and restate their certificates of incorporation or by-laws as permitted by general corporation law, subject to the terms and conditions of such constituent documents.

	2.	Directors and Officers of the Reorganized
Debtor

		The initial board of directors and officers of the Reorganized Debtor will consist of the individuals identified on the Board of Directors Designation, such individuals to satisfy all requirements imposed by applicable regulatory authorities. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and by-laws or similar constituent documents of the Reorganized Debtor and applicable state law, the Board of Directors Designation identifies the initial term for each director in accordance with the provisions of the Reorganized Debtor articles of incorporation and by-laws.

	3.	Post Effective Date Employment,
Indemnification, and Compensation Programs

		As of the Effective Date, the Reorganized
Debtor and the Reorganized Debtor Subsidiary Entities will have authority to: (a) implement the terms of the emergence bonus provisions previously approved in the employment contracts of John J. Weisner; James Scarborough and
Michael McCreery, as modified herein; (b) implement the terms of the emergence bonus for certain other senior executives; (c) create, implement and administer an equity incentive plan (the "2001 Equity Incentive Plan") for key employees which will contain such provisions customary for plans of this kind, including repricing provisions reflecting changing market conditions, subject to agreement between the Debtors and the Creditors' Committee; (d) maintain, amend, or revise existing employment, retirement, welfare, incentive, bonus, severance, indemnification, and other agreements with their active directors, officers, and employees, subject to the terms and conditions of any such agreement; (e) enter into new employment, retirement, welfare, incentive, severance, indemnification, and other agreements for active and retired employees; and (f) cancel the Amended and Restated 1996 Equity Incentive Plan.

As of the Effective Date, the Reorganized
Debtor will satisfy the Debtors' obligations regarding the emergence bonuses. The emergence bonuses will be paid in the form of stock options and cash. The cash component will be between $1,000,000 and $2,500,000, depending upon the final determination of cash awards pursuant to the emergence bonus plan. The stock portion will be provided in the form of stock options for New Common Stock of up to 120,000 shares, which are not subject to the 2001 Equity Incentive Plan reserve. In addition, on the Effective Date, the Reorganized Debtor will establish the 2001 Equity
Incentive Plan to reward, retain and attract key personnel.
To fund the 2001 Equity Incentive Plan, of the 50 million authorized shares as of the Effective Date, 4,000,000 shares will be reserved. Of such shares 3,440,000 shares will be subject to options to be granted on or within thirty (30) days of the Effective Date. The options granted shall be grouped into three (3) equal groupings, with per share exercise prices of $13.75, $15 and $16.25 respectively. The right to exercise these options shall vest over four (4) years from the date the options are granted, with 25% of each grouping vesting at the end of each of the first four years following the date of grant, and shall expire if not exercised ten (10) years from the date of grant. After the Effective Date, the 2001 Equity Incentive Plan shall be under the supervision of the Board of Directors of the Reorganized Debtor, which shall administer it in a manner customary in the industry, and commensurate with the needs of the Reorganized Debtor, and will grant options for the remaining shares.

	4.	Corporate Action

		The Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituents of the Reorganized
Debtor; the initial selection of directors and officers for the Reorganized Debtor; the entry into the Exit Financing
Facility; the distribution of cash pursuant to the Plan; the issuance and distribution of New Common Stock pursuant to the Plan; the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution, and implementation of employment, retirement, and indemnification agreements, the grants of stock options and the implementation of incentive compensation programs, emergence bonuses, retirement income plans, welfare benefit plans, and other employee plans and related agreements, including the plans and agreements described on Exhibit IV.B.3; and the other matters provided for under the Plan involving the corporate structure of any Debtor or the Reorganized Debtor or corporate action to be taken by or required of any Debtor, the Reorganized Debtor, or any Reorganized Debtor Subsidiary
Entity will occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors.

C.	Exit Financing Facility, Obtaining Cash for Plan
Distributions

	On the Effective Date, the Reorganized Debtor is authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Financing Facility and to cause all outstanding, undrawn letters of credit under the 1997 Credit Agreement to be cancelled and replaced by letters of credit issued under the Exit Facility. All cash necessary for the Reorganized Debtor to make payments pursuant to the Plan will be obtained from the Reorganized Debtor's and/or the Reorganized Debtor Subsidiary Entities' cash balances and operations and/or the Exit Financing Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtor or the Reorganized
Debtor Subsidiary Entities; provided, however, that the Debtors, the Reorganized Debtor and the Reorganized
Debtor Subsidiary Entities will be entitled to transfer funds between and among themselves as may be permitted by the Exit Financing Facility as they determine to be necessary or appropriate to enable the Reorganized Debtor to satisfy its obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices.

D.	Preservation of Rights of Action; Settlement
Agreements and Releases

	1.	Preservation of Rights of Action by the
Reorganized Debtor

		Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor will retain any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity. Notwithstanding the foregoing, all Recovery Actions shall be deemed released as of the Effective Date.

	2.	Releases; Indemnification

		a.	General Releases by Holders of
Claims or Interests

	As of the Effective Date, in consideration for the obligations of the Debtors, and the Reorganized Debtor and the Reorganized Debtor Subsidiary Entities under the Plan
(i) each holder of a Claim that votes in favor of the Plan and
(ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds, or may hold a Claim or at any time was a creditor of any of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Reorganized Debtor's obligations under the Plan and the contracts, instruments, releases, agreements, and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity, or otherwise which are based in whole or in part on any act, omission, transaction, or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization
Cases or the Plan that such entity has, had or may have against any Debtor, the Committee, the members of the Creditors' Committee, the Indenture Trustees, the Bank
Group, and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, and agents, acting in such capacity.

		b.	Satisfaction and Compromise of
Bank Group Claim

		For good and valuable consideration, the adequacy of which is hereby confirmed and in consideration for the release of liens, mortgages or other security interests held by the Bank Group, as of the Effective Date the Debtors, Reorganized Debtor and the Reorganized Debtor Subsidiary Entities release, waive and discharge the Bank
Group from all claims, obligations, suits, judgment, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unseen, then existing or thereafter arising in law, equity or otherwise relating to the Bank Group Claim. The allowance of the Class 3 Secured Bank Group Claim and the Unsecured Bank Group Claim in Class 5, and all payments made to the Bank Group pursuant to the Plan constitute a compromise and settlement pursuant to Bankruptcy Rule
9019 of any cause of action or Recovery Actions relating to the Bank Group Claim.

		c.	Injunction Related to Releases

		As further provided in Section XI.B, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to the Plan.

E.	Continuation of Certain Employee, Retiree and
Workers' Compensation Benefits

	1.	Employee Benefits

		From and after the Effective Date, except as otherwise provided for in the Plan, the Reorganized Debtor and Reorganized Debtor Subsidiary Entities intend to continue (or continue as modified or replaced) existing employee benefit policies, plans, and agreements, including but not limited to: (a) medical, dental, life, travel accident, and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay, and long-term disability insurance; (c) vacation and holiday pay; (d) 401(k) plans, retirement plans, bonus plans, the emergence bonus plan, the 2001 Equity Incentive Plan, and the severance programs;
(e) tuition assistance policies; (f) qualified deferred compensation plans; and (g) the Stage Dispute Resolution
Program effective November 1, 1998.

	2.	Workers' Compensation Benefits

		From and after the Effective Date, the
Reorganized Debtor and Reorganized Debtor Subsidiary Entities will continue to process and pay Claims arising before or after the Petition Date under the various workers' compensation programs and state requirements in which the Debtors participate on the Petition Date or thereafter in accordance with the Workers' Compensation Order and applicable law.

F.	Cancellation and Surrender of Instruments,
Securities and Other Documentation

	Except as provided in any contract, instrument, or other agreement or document entered into or delivered in connection with the Plan, as of the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Prepetition 1997 Credit Facility, the Prepetition 2000 Credit Facility, the Senior Notes and Indenture, the Senior Subordinated Notes and Indenture, the Subordinated Debentures, the Junior Subordinated
Debentures, the Fashion Bar Notes, the Old Common Stock of Stage and Old Common Stock of SRINV will be canceled and of no further force and effect, without any further action on the part of any Debtor, the Reorganized Debtor or any Reorganized Debtor Subsidiary Entity. Such cancellation shall not impair the rights and duties under all such indentures as between the Indenture Trustees thereunder and the non-Debtor beneficiaries of the trusts created thereby. The holders of or parties to such canceled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the Reorganized Debtor or the Disbursing Agent to the extent required in Section VI.J.

G.	Release of Liens

	Except as otherwise provided in the Plan or in any contract, instrument, release or, other agreement or document entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens, or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, or other security interests, including any rights to any collateral thereunder, will revert to the Reorganized Debtor and any Reorganized Debtor Subsidiary
Entity designated in the Restructuring Transactions and their successors and assigns. In order to discharge the liens of the Indenture Trustees against the consideration to be distributed to Classes 5C and 6A for the unpaid fees and expenses of the applicable Indenture Trustee, the Reorganized Debtor shall be authorized to pay such unpaid fees and expenses.

H.	Effectuating Documents; Further Transactions;
Exemption from Certain Transfer Taxes

	The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or any Vice President of the Reorganized Debtor and any Reorganized Debtor Subsidiary Entity will be authorized to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of the Reorganized Debtor or
Reorganized Debtor Subsidiary Entity will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, or similar tax: (1) the issuance, transfer, or exchange of New Common Stock; (2) the creation of any mortgage, deed of trust, lien, or other security interest; (3) the making or assignment of any lease or sublease; (4) the execution and delivery of the Exit Financing Facility; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or assignments executed in connection with the Plan.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be
Assumed or Assumed and Assigned

	1.	Assumption and Assignment Generally

		Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, on or within the Assumption Deadline, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will file a motion or motions to assume or assume and assign, as indicated, certain Executory Contracts and Unexpired
Leases; provided, however, that the Debtors reserve the right, at any time prior to the hearing on such motion or motions to amend such motion or motions to: (a) delete any Executory Contract or Unexpired Lease listed therein and provide for its rejection pursuant to Section V.C or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Section V.A.1. The Debtors will provide notice of any amendments to such motion or motions to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors' Committee). Each contract and lease listed in such motion or motions will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease in such motion or motions will not constitute an admission by a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary Entity that such contract or lease (including any related agreements as described in Sections I.A. or V.A.2) is an Executory Contract or Unexpired Lease, or that a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary Entity has any liability thereunder.

2.	Assumptions and Assignments of
Executory Contracts and Unexpired Leases

		Each Executory Contract and Unexpired
Lease listed in a motion pursuant to Section V.A.1 will include any modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed in a motion pursuant to Section V.A.1, unless any such modification, amendment supplement, restatement, or other agreement is rejected pursuant to Section V.C.

	3.	Approval of Assumptions and Assignments

		The Confirmation Order will constitute an order of the Bankruptcy Court approving certain of the assumptions and assignments described in this Section V.A and Section V.E, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Orders of the Bankruptcy Court entered prior to or after the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of
(a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

B.	Payments Related to the Assumption of Executory
Contracts and Unexpired Leases

	To the extent that Cure Amount Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Reorganized Debtor or Reorganized Debtor Subsidiary
Entity assuming such contract or lease or the assignee of such Debtor, if any: (1) by payment of the Cure Amount
Claim in cash on the later of the Effective Date or the date a Final Order approving the assumption is entered, (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding:
(1) the amount of any Cure Amount Claim, (2) the ability of the Reorganized Debtor, the Reorganized Debtor Subsidiary Entity or any other assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section
365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.	Executory Contracts and Unexpired Leases to Be
Rejected

	Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, on or within the Assumption Deadline, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will file a motion or motions to reject certain Executory Contracts and Unexpired Leases; provided, however, that the Debtors reserve the right, at any time prior to the date of the hearing on such motion or motions to amend such motion or motions to: (a) delete any Executory Contract or Unexpired Lease listed therein and provide for its assumption or assumption and assignment pursuant to Section V.A.1 or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its rejection pursuant to this Section V.C. The Debtors will provide notice of any amendments to such motion or motions to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors' Committee) or maintained prior to the time all Reorganization Cases are closed. Listing a contract or lease in such motion or motions will not constitute an admission by a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary
Entity that such contract or lease (including any related agreements as described in Sections I.A. or V.A.2) is an Executory Contract or Unexpired Lease, or that a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary
Entity has any liability thereunder. On the Assumption Deadline, each Executory Contract and Unexpired Lease which is not expressly assumed and assumed and assigned pursuant to Section V.A.1 or rejected pursuant to this Section V.C shall be rejected. The Confirmation Order shall constitute an order of the Bankruptcy Court approving all applicable rejections under this Section V.C, as of the Effective Date.

D.	Bar Date for Rejection Damages

	If the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Rejection Claim (including any Claims arising from those indemnification obligations described in Section
V.E.1) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtor, the Reorganized Debtor Subsidiary Entity, their respective successors, or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtor, pursuant to the procedures specified in the Confirmation
Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 60 days after the later of the Effective Date or the date of a Final Order authorizing the rejection.

E.	Special Executory Contract and Unexpired Lease
Issues

	1.	Obligations to Indemnify Directors,
Officers and Employees

		a.	Subject to the provisions of Section
V.E.1.b, the obligations of each Debtor to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor, the Reorganized Debtor or Reorganized Debtor Subsidiary Entity pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

		b.	The obligations of each Debtor, the
Reorganized Debtor or Reorganized Debtor Subsidiary
Entity to indemnify any person who, as of the Petition Date, was no longer serving as a director, officer or employee of such Debtor, the Reorganized Debtor or Reorganized Debtor Subsidiary Entity, which indemnity obligation arose by reason of such person's prior service in any such capacity or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable certificates of incorporation, bylaws or similar constituent documents, if not previously terminated, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, unless previously rejected, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the Bar Date provisions of Section V.D.

F.	Contracts and Leases Entered Into After the
Petition Date

	Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Reorganized Debtor or a Reorganized
Debtor Subsidiary Entity liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and, other than possible assignment to the Reorganized Debtor or Reorganized Debtor Subsidiary Entity, as the case may be, remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Initial
Distribution Date

	Except as otherwise provided in this Article VI, distributions of cash or New Common Stock to be made on the Initial Distribution Date to holders of Claims that are allowed as of the Initial Distribution Date will be deemed made on the Initial Distribution Date or as promptly thereafter as practicable, but in any event no later than:
(a) thirty days after the Effective Date or (b) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired
Leases being assumed), Section VI.D.2 (regarding undeliverable distributions) or Section VI.J (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Initial Distribution Date will be made pursuant to Sections VI.G and VII.C.

B.	Method of Distributions to Holders of Claims

	The Reorganized Debtor, or such Third Party
Disbursing Agent as the Reorganized Debtor may employ in its sole discretion, will make all distributions required under the Plan. Any Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Reorganized Debtor may, at its option, employ an Indenture(s) Trustee to act as the Third Party Disbursing
Agent in respect of certain Claims subject to Indentures. The Reorganized Debtor shall be authorized to implement such procedures as it deems necessary to distribute New Common
Stock and Warrant Rights to Classes 3 and 5, and Class 6A, respectively, so as to efficiently and economically assure prompt and proportionate distribution of such consideration, including arranging for reservation of New Common Stock or Warrant Rights or retiring New Common Stock or
Warrant Rights held in reserve.

C.	Compensation and Reimbursement for Services
Related to Distributions

	Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtor or Reorganized Debtor
Subsidiary Entity, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Reorganized
Debtor or Reorganized Debtor Subsidiary Entity and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

D.	Delivery of Distributions and Undeliverable or
Unclaimed Distributions

	1.	Delivery of Distributions

		a.	Generally

		Except as provided in Section VI.D.2,
distributions to holders of Allowed Claims will be made by the Reorganized Debtor, Reorganized Debtor Subsidiary
Entity or Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

	2.	Undeliverable Distributions

		a.	Holding of Undeliverable
Distributions - Undelivered New Common Stock

			i.	If any distribution to a holder
of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address.

			ii.	Pending the distribution of any
New Common Stock, the Reorganized Debtor, Reorganized
Debtor Subsidiary Entity or applicable Disbursing Agent will cause all of the New Common Stock held by it to be
(A) represented in person or by proxy at each meeting of the stockholders of the Reorganized Debtor, (B) voted in any election of directors of the Reorganized Debtor for the nominees recommended by the board of directors of the Reorganized Debtor and (C) voted with respect to any other matter as recommended by the board of directors of the Reorganized Debtor.

		b.	After Distributions Become
Deliverable

		On each Quarterly Distribution Date, the
Reorganized Debtor or applicable Disbursing Agent will make all distributions that become deliverable to holders of Disputed Claims that became Allowed Claims during the preceding three months.

		c.	Failure to Claim Undeliverable
Distributions

		Any holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution to be made by the Reorganized Debtor or a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtor or its respective property. Unclaimed cash will become property of the Reorganized Debtor, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the Reorganized Debtor. Unclaimed shares will be retired. Nothing contained in the Plan will require any Debtor, the Reorganized Debtor, or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E.	Distribution Record Date

	1.	As of the close of business on the Distribution
Record Date, the respective transfer registers for the Senior Notes, Senior Subordinated Notes, the Subordinated
Debentures, the Junior Subordinated Debentures, the Old
Common Stock of Stage, the Old Common Stock of SRI and the Old Common Stock of SRINV, as maintained by the Debtors or the Indenture Trustees, will be closed. The Reorganized Debtor or any applicable Disbursing Agent and all Indenture Trustees under all Indentures referred to in the Plan, will have no obligation to recognize the transfer or sale of any Claims or shares of Old Common Stock that occur after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

	2.	Except as otherwise provided in a Final Order
of the Bankruptcy Court, the transferees of Claims in Class 5 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.	Means of Cash Payments

	Except as otherwise specified herein, cash payments made pursuant to the Plan will be in currency of the United
States by checks drawn on a domestic bank selected by the Reorganized Debtor or, at the option of the Reorganized
Debtor, by wire transfer from a domestic bank.

G.	Timing and Calculation of Amounts to Be
Distributed

	1.	Allowed Claims in Classes 2, 3, and 5

		The Initial Distribution Date shall occur as soon as practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date. On the Initial Distribution Date, distributions made to holders of Allowed Claims on account of such Claims will be calculated as if each Disputed Claim were an Allowed Claim in its face amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C, to the extent allowed, to holders of Disputed Claims in each Class that were allowed during the preceding three (3) months. Such quarterly distributions also will be calculated pursuant to the provisions set forth in this Section.

	2.	Distributions of New Common Stock

		Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than will be rounded to the next higher whole number and (b) fractions less than will be rounded to the next lower whole number.
The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding, provided for in this
Section VI.G.2. No consideration will be provided in lieu of fractional shares that are rounded down. On the Initial Distribution Date and the Quarterly Distribution Dates, distributions of five shares or less of New Common Stock will not be made. Instead, such shares will be retained until the final Quarterly Distribution Date, at which time they will be distributed to creditors entitled to such distributions, or retired, as appropriate pursuant to the terms of this Article.

	3.	De Minimis Distributions

		No cash will be distributed to the holder of an Allowed Claim in any Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its Claim for such distribution discharged and will be forever barred from asserting any such Claim against the Reorganized
Debtor, the Reorganized Debtor Subsidiary Entity or their respective property. Any cash not distributed pursuant to this Section will be the property of the Reorganized Debtor, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the Reorganized Debtor or Reorganized Debtor Subsidiary
Entity.

	4.	Compliance with Tax Requirements

		a.	In connection with the Plan, to the
extent applicable, the Reorganized Debtor or any Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.

		b.	Notwithstanding any other provision
of the Plan, each entity receiving a distribution of cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

H.	Provisions Governing the Unsecured Claims
Reserve

	1.	Funding of the Unsecured Claims Reserve

		On the Effective Date, the Reserved Shares will be placed in the Unsecured Claims Reserve for the benefit of holders of Allowed Claims in Class 5.

	2.	Property Held in Unsecured Claims
Reserve

		a.	Dividends and Distributions

		Cash dividends and other distributions on account of New Common Stock held in the Unsecured
Claims Reserve will be transferred to the Unsecured Claims Reserve concurrently with the transfer of such dividends and other distributions to other holders of New Common Stock.
Cash held in the Unsecured Claims Reserve as a result of such dividends and other distributions (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of Class 5 Claims, (ii) will be accounted for separately and (iii) will not constitute property of the Reorganized Debtor. The
Disbursing Agent will invest the cash held in the Unsecured Claims Reserve in a manner consistent with the Reorganized Debtor's investment and deposit guidelines. The Disbursing Agent also will place in the Unsecured Claims Reserve the cash investment yield from such investment of cash.

		b.	Recourse

		Each holder of an Allowed Claim (or a
Disputed Claim that ultimately becomes an Allowed Claim) in Class 5 will have recourse only to be undistributed cash and New Common Stock held in the Unsecured Claims
Reserve for satisfaction of the distributions to which holders of Allowed Class 5 Claims are entitled under the Plan, and not the Reorganized Debtor, its property or any assets previously distributed on account of any Allowed Claim.

I.	Setoffs

	Except with respect to Claims of a Debtor, the Reorganized Debtor or a Reorganized Debtor Subsidiary
Entity released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtor or, as instructed by the Reorganized Debtor, a Third Party Disbursing Agent or Reorganized
Debtor Subsidiary Entity may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature except Recovery Actions that the Reorganized Debtor or Reorganized Debtor Subsidiary Entity may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtor or Reorganized Debtor Subsidiary Entity of any claims, rights and causes of action that any Debtor, the Reorganized
Debtor or Reorganized Debtor Subsidiary Entity may possess against such a Claim holder.

J.	Surrender of Canceled Instruments or Securities

	As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the Notes, contracts, instruments, securities or other documentation canceled pursuant to Section IV.F, the holder of such Claim (or other appropriate parties which hold such Notes, contracts, instruments, securities or other documentation on their behalf) must tender, as specified in this Section VI.J, the applicable instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by the Reorganized Debtor or Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.D.2.

	1.	Tender of Notes

		Except as provided in Section VI.J.2 for lost, stolen, mutilated or, destroyed Notes or instruments, each holder of an Allowed Notes Claim or Claim evidenced by an instrument must tender the applicable Note or Instrument to the applicable Reorganized Debtor, Reorganized Debtor Subsidiary Entity or Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Reorganized Debtor or Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Notes to act and the authenticity of any signatures required thereon. All surrendered Notes and other instruments will be marked as canceled and delivered to the Reorganized Debtor.

	2.	Lost, Stolen, Mutilated or Destroyed Notes

		Any holder of Notes or instruments which have been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Note, deliver to the applicable Disbursing
Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganized Debtor, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of Note.
Upon compliance with this Section VI.J.2 by a holder of an Allowed Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Note.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED
CLAIMS

A.	Prosecution of Objections to Claims

	1.	Objections to Claims

		All objections to Claims must be Filed and served on the holders of such Claims by the Claims
Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases, including the Creditors' Committee. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed
Claim if such Claim has not been allowed earlier.

	2.	Authority to Prosecute Objections

		After the Confirmation Date, only the
Reorganized Debtor or the Reorganized Debtor Subsidiary Entities will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims. After the Effective Date, on ten (10) days advance notice to the Special Committee to the Board of Directors of the Reorganized Debtor, the Reorganized Debtor or the
Reorganized Debtor Subsidiary Entities may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.	Treatment of Disputed Claims

	Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim but only as to the disputed portion until such Claim becomes an Allowed Claim.

C.	Distributions on Account of Disputed Claims
Once Allowed

	On each Quarterly Distribution Date, the
Reorganized Debtor, a Reorganized Debtor Subsidiary Entity or the applicable Disbursing Agent will make distributions on account of any Disputed Claim but only to the extent of the portion that has become an Allowed Claim during the two preceding calendar quarters. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

ARTICLE VIII.

SUBSTANTIVE CONSOLIDATION OF THE
DEBTORS

		Pursuant to the Confirmation Order, the
Bankruptcy Court shall approve the substantive consolidation of the Debtors for the sole purposes of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order: (A) all assets and liabilities of the Debtors will be deemed merged; (B) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; and (C) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect (A) the legal and corporate structures of the Reorganized Debtor and the Reorganized Debtor Subsidiary Entities; (B) pre- and post-Effective Date guarantees that are required to be maintained
(1) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or
(2) pursuant to the Plan or (C) the efficacy of the Restructuring Transactions.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

	The Bankruptcy Court will not enter the
Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.C:

	1.	The Confirmation Order will be acceptable in
form and substance to the Debtors; the Creditors'
Committee; the Bank Group and the Exit Financing Agent
Bank and will include the approval of the substantive consolidation of the Debtors as contemplated by Article VIII.

	2.	The Debtors shall have received a binding,
unconditional (except for a normal "market-out" condition and for conditions relating to occurrence of the Effective
Date) commitment for the Exit Financing Facility from the Exit Financing Facility Agent Bank on terms and conditions satisfactory to the Debtors.

B.	Conditions to the Effective Date

	The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to
Section IX.C.

	1.	The documents effectuating the Exit
Financing Facility shall have been executed and delivered by the Reorganized Debtor and the Exit Financing Facility
Agent Bank.

2. The Restructuring Transactions shall have been consummated.

	3.	All regulatory approval, if any, necessary to
perform the Restructuring Transactions shall have been obtained.

C.	Waiver of Conditions to the Confirmation or
Effective Date

	The conditions to Confirmation or the Effective Date set forth in this Article IX may be waived in whole or part by the Debtors with at any time without an order of the Bankruptcy Court on consent of the Creditors' Committee;
the Bank Group and the Exit Financing Facility Agent Bank.

D.	Effect of Nonoccurrence of Conditions to the
Effective Date

	If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IX.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters a Final Order granting such motion.
If the Confirmation Order is vacated (1) the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; (b) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Sections V.A and V.C; and
(c) the substantive consolidation of the Debtors; and
(2) nothing contained in the Plan will: (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X.

CRAMDOWN

		The Debtors request Confirmation under
section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy
Code requires modification.

ARTICLE XI.

DISCHARGE, TERMINATION, INJUNCTION
AND SUBORDINATION RIGHTS

A.	Discharge of Claims and Termination of Interests

	1.	Except as provided in the Plan or in the
Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Interests in and the Old Common
Stock of Stage and SRINV: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

	2.	In accordance with the foregoing, except as
provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of Stage and SRINV and the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

B.	Injunctions

	1.	Except as provided in the Plan or the
Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtor, the Reorganized Debtor Subsidiary
Entities or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtor, the Reorganized Debtor Subsidiary
Entities or their respective property other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtor, the Reorganized Debtor Subsidiary
Entities or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, the Reorganized Debtor, the Reorganized Debtor Subsidiary
Entities; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

	2.	As of the Effective Date, all entities that have
held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

	3.	By accepting distributions pursuant to the
Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this
Section XI.B.

C.	Termination of Subordination Rights and
Settlement of Related Claims and Controversies

	1.	Except as necessary to enforce Plan treatment
of Classes 5 and 6, including the enforcement of the Subordination Provisions in connection therewith, the classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims, including Class
6A, will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

	2.	Pursuant to Bankruptcy Rule 9019 and in
consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtor and the Reorganized Debtor Subsidiary Entities and their respective property and Claim and Interest holders and is fair, equitable and reasonable and the holders of the Class 6A Claims shall be entitled to retain the Warrant Rights hereunder notwithstanding any provisions of the Senior Subordinated Notes Indenture related to the subordination of Class 6A Claims.

ARTICLE XII.

RETENTION OF JURISDICTION

	Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

	1.	Allow, disallow, determine, liquidate,
classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim; the resolution of any objections to the allowance, priority or classification of Claims or Interests; the approval of the Indenture Trustee's fees and expenses and the enforceability of any subordination agreement;

	2.	Grant or deny any applications for allowance
of compensation or reimbursement of expenses of Professionals authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

	3.	Resolve any matters related to the
assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor or Reorganized Debtor Subsidiary
Entity may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

	4.	Ensure that distributions to holders of
Allowed Claims are accomplished pursuant to the provisions of the Plan;

	5.	Decide or resolve any motions, adversary
proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors or the Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

	6.	Enter such orders as may be necessary or
appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

	7.	Resolve any cases, controversies, suits or
disputes that may arise in connection with or the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

	8.	Modify the Plan before or after the Effective
Date pursuant to section 1127 of the Bankruptcy Code;
modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

	9.	Issue injunctions, enforce the injunctions
contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

	10.	Enter and implement such orders as are
necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

	11.	Determine any other matters that may arise in
connection with or relate to the Plan, the Disclosure
Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure
Statement or the Confirmation Order;

	12.	Enter final decrees closing the Reorganization
Cases upon request; and

	13.	Determine matters concerning state, local and
federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors' Committee

	On the Effective Date, the Creditors' Committee will dissolve and the members of the Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors' Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.l.e.ii.A and in connection with any appeal of the Confirmation Order. On the Effective
Date, a special committee to the Board of Directors of the Reorganized Debtor shall be appointed to review and monitor the status of claim objections and distributions of New Common Stock to holders of Class 5 Claims. The special committee will employ Kronish, Lieb, Weiner &
Hellmann LLP as special counsel, and Kronish, Lieb, Weiner
& Hellmann LLP shall be entitled to reimbursement from the Reorganized Debtor for their fees and expenses. The special committee shall be dissolved, unless continued by the Board of Directors of the Reorganized Debtor, nine (9) months after the Effective Date. A copy of all notices and pleadings relating to claim objections shall be sent to Kronish, Lieb, Weiner & Hellman LLP.

B.	Limitation of Liability

	The Debtors, the Reorganized Debtor and the
Reorganized Debtor Subsidiary Entities and their respective directors, officers, employees and Professionals, acting in such capacity, and the Creditors' Committee and its members and Professionals will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any contract, assignment, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan; provided, however, that the foregoing provisions of this Section XIII.B will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or
(2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

C.	Modification of the Plan

	Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon prior written notice to the Creditors' Committee, the Bank Group and the Exit Financing Facility Agent Bank, the Debtors or the Reorganized Debtor, as applicable, reserve the right to alter, amend or modify the Plan before Substantial Consummation.

D.	Revocation of the Plan

	The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any Debtors or any other party.

E.	Severability of Plan Provisions

	If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

F.	Successors and Assigns

	The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

G.	Service of Documents

	Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtor, the Reorganized
Debtor Subsidiary Entities, the Creditors' Committee, the
Bank Group, the DIP Lender or the Exit Financing Facility
Agent Bank must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

If to the Debtors, the Reorganized Debtor or a Reorganized
Debtor Subsidiary Entity:

Michael McCreery
Stage Stores, Inc.
10201 Main Street
Houston, Texas  77025
Phone:  713/669-2678
Fax:  713/669-2709

With copy to:

Andrew E. Jillson
Lynnette R. Warman
Jenkens & Gilchrist
1445 Ross Avenue - Suite 3200
Dallas, Texas 75202
Phone:  214/855-4500
Fax:  214/855-4300

	And

N. Martin Stringer
McKinney & Stringer, P.C.
101 N. Robinson
Oklahoma City, Oklahoma  73102
Phone:  405/239-6444
Fax:  405/239-7902

If to the Creditors' Committee:

Lawrence Gottlieb
Jay Indyke
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York  10036-7798
Phone:  212/479-6000
Fax:  212/479-6275

Jeffrey E. Spiers, Esq.
Andrews & Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Phone:  713-220-4200
Fax:  713-220-4285

If to DIP Lender:

Mark Shapiro
Shearman & Sterling
599 Lexington Ave.
New York, New York  10022
Phone:  212/848-8195
Fax:  212/848-7179

If to Bank Group:

David Kurtz
Skadden, Arps, Slate, Meagher & Flom
333 West Wacker Drive
Chicago, Illinois  60606-1285
Telephone:  312/407-0700
Fax:  312/407-0411

If to the Unofficial Noteholders Committee:

John J. Rapisardi
Ted S. Waksman
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telephone:  212/310-8000
Fax:  212/310-800



STAGE STORES, INC.,
A Delaware Corporation
By:/s/Michael E. McCreery
Its: EVP & CFO



	SPECIALTY RETAILERS, INC.,
	A Texas Corporation, and


	By:/s/ Michael E. McCreery

	Its:EVP & CFO



	SPECIALTY RETAILERS, INC. (NV),
		A Nevada Corporation.


	By:/s/ Michael E. McCreery

	Its: Agent


Submitted By:

JENKENS & GILCHRIST,
A Professional Corporation


By:	/s/ Andrew E. Jillson
	Andrew E. Jillson
	State Bar No. 10666370
	Lynnette R. Warman
	State Bar No. 20867940
	John N. Schwartz
	State Bar No. 00797397
1445 Ross Avenue - Suite 3200
Dallas, Texas 75202
Phone	214/855-4500
Fax:	214/855-4300

Attorneys for the Debtors and
Debtors in Possession